Exhibit 3.1

LANDMARK APARTMENT TRUST OF AMERICA, INC.

ARTICLES OF AMENDMENT

Landmark Apartment Trust of America, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended as follows:

1.	Section 1 of the Articles Supplementary for the Corporation’s 8.75% Series D Cumulative Non-Convertible Preferred Stock (the “Articles Supplementary”) is hereby amended to replace the definition of “Aggregate Unfunded True-Up” with the following definition:

“Aggregate Unfunded True-Up” shall mean, at any given date of determination, an amount equal to (i) $278,830,946 minus (ii) the sum of (A) the aggregate of all Adjusted Eligible Cash Amounts plus (B) $219,000,000 minus the aggregate Liquidation Preference of all shares of Series D Preferred Stock issued prior to such date (whether or not such shares are outstanding on such date); provided, however that in the event that clause (ii) is equal to or greater than clause (i), the “Aggregate Unfunded True-Up” shall equal $0. As used herein, “Adjusted Eligible Cash Amount” shall mean, with respect to any Eligible Cash Amount, an amount equal to (a) such Eligible Cash Amount, compounded monthly, at a rate of 14.47% per annum, from the date such Eligible Cash Amount was received by a Series D Preferred Stockholder until such date of determination, if such Eligible Cash Amount is received by the holders of Series D Preferred Stock prior to the end of the 20th month following the Original Issue Date, or (b) the Eligible Cash Amount (without adjustment), if such Eligible Cash Amount is received by a holder of Series D Preferred Stock after the end of the 20th month from the Original Issue Date. As used herein, “Eligible Cash Amount” shall mean, with respect to any share of Series D Preferred Stock, (x) any amount previously paid in cash on such share of Series D Preferred Stock (other than Extension Dividends) and (y) any amount attributable to such shares’ Redemption Price to be paid in cash in connection with any redemption of such share (or voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation pursuant to Section 5) on the Actual Redemption Date for which such Eligible Cash Amount is being calculated (or such other applicable date in connection with a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation) for such share (other than the portion of the Redemption Price with respect to such redemption attributable to the Per Share Aggregate Unfunded True-Up of such share).

2.	Section 1 of the Articles Supplementary is hereby amended to replace the definition of “Look-Back Rate” with the following definition:

“Look-Back Rate” shall mean 14.47% per annum, compounded monthly; provided, however, that in the event that the Corporation shall fail to redeem any shares of Series D Preferred Stock on any Mandatory Redemption Date, Optional Redemption Date or Special Redemption Date, then the “Look-Back Rate” shall be 19.97% per annum, compounded monthly.

3.	Section 1 of the Articles Supplementary is hereby amended to replace the definition of “Make-Whole Payment” with the following definition:

“Make-Whole Payment” shall mean, as of any Actual Redemption Date (or such other date as may be applicable in connection with a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation), an amount equal to the amount of PIK Dividends that would have accrued with respect to such share of Series D Preferred Stock at such time had (i) such share been issued on the Weighted Issuance Date for an amount equal to the Liquidation Preference, and (ii) the Look-Back Rate had been 19.97% for the period commencing on the Weighted Issuance Date and continuing through, and including, the date of such determination of such share’s Redemption Price (assuming that any such additional PIK Dividends accrued at such 19.97% rate and were not paid in cash). Notwithstanding anything else contained herein to the contrary, a “Make-Whole Payment” with respect to any given share of Series D Preferred Stock shall only be made to the extent the Look-Back Rate was actually increased to 19.97%.

4.	Section 1 of the Articles Supplementary is hereby amended to replace the definition of “Preferred Distribution Rate” with the following definition:

“Preferred Distribution Rate” shall mean: (i) 8.75% per annum, compounded monthly, to, but excluding, the Rate Increase Date; and (ii) from and after the Rate Increase Date, 11.0% per annum, compounded monthly; provided, however, that (A) in the event that the Corporation shall fail to redeem any shares of Series D Preferred Stock on the Mandatory Redemption Date, any Optional Redemption Date or any Special Redemption Date, then from and after such date the “Preferred Distribution Rate” shall be 14.97% per annum, compounded monthly on the Liquidation Preference; and (B) upon the occurrence of an Event of Default, until such time that the iStar Representative and the BREDS Representative acknowledge in writing that the Event of Default has been remedied in full, the Preferred Distribution Rate then in effect shall be increased by the Default Rate (including increasing the Preferred Distribution Rate from 14.97% to 19.97% upon the failure to redeem any shares of Series D Preferred Stock on the Mandatory Redemption Date, any Optional Redemption Date or any Special Redemption Date).

5.	Section 1 of the Articles Supplementary is hereby amended to replace the definition of “Redemption Price” with the following definition:

“Redemption Price” shall mean, with respect to each share of Series D Preferred Stock, as of any date of determination, an amount equal to (i) the Liquidation Preference; (ii) plus an amount equal to all accrued and unpaid dividends with respect to such share (whether or not authorized or declared); (iii) plus, if the Make-Whole Payment on the Actual Redemption Date exceeds the amount in clause (ii), the excess of the Make-Whole Payment over the amount in clause (ii); (iv) plus an amount equal to the Per Share Unfunded True-Up Amount; and (v) plus interest on the Per Share Unfunded True-Up Amount at a rate of 19.97% per annum, compounded monthly, accruing from the date the Corporation was obligated to redeem such share but failed to do so. It is the intention that the Redemption Price of any shares of Series D Preferred Stock as of any given date be the same for each such share. To the extent the foregoing definition would not result in the same Redemption Price per shares of Series D Preferred Stock as of such date, such Redemption Price shall be adjusted to equal the weighted average of all Redemption Prices of all shares of Series D Preferred Stock with respect to which the Redemption Price is relevant on such date.

6.	Section 4(a) of the Articles Supplementary is hereby amended by replacing it with the following:

The record holders of Series D Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, on each outstanding share of Series D Preferred Stock, (i) cumulative cash dividends calculated at the Look-Back Rate on the Liquidation Preference as adjusted pursuant to the sixth sentence of this Section 4(a) (the “PIK Dividend”) and (ii) cumulative cash dividends calculated at the Preferred Distribution Rate on the Liquidation Preference as adjusted pursuant to the sixth sentence of this Section 4(a) (the “Current Dividend”). Except as otherwise set forth below, dividends on each outstanding share of Series D Preferred Stock shall accrue and be cumulative from and including the issuance date of such share and shall be payable monthly in arrears on each Dividend Payment Date; provided, however, that if any Dividend Payment Date is not a Business Day, then any dividend which would otherwise have been payable on such Dividend Payment Date shall be paid on the next succeeding Business Day. The amount of any dividend payable on the Series D Preferred Stock for any partial Dividend Period shall be prorated and computed on the basis of a 360-day year and the actual number of days elapsed. Dividends will be payable to holders of record as they appear in the stockholder records of the Corporation at the close of business on the applicable Dividend Record Date. Dividends accrued in respect of any Dividend Period that are not paid on the first Dividend Payment Date following the end of such Dividend Period shall be deemed to be in arrears, and such dividends in arrears shall accrue additional cumulative cash dividends at the Look-Back Rate or the Preferred Distribution Rate, as applicable, then in effect from such Dividend Payment Date until the date on which such dividends in arrears are authorized by the Board of Directors and are declared and paid in full in cash by the Corporation. For purposes of clarity, with respect to each share of Series D Preferred Stock (a) for so long as the amounts referred to in the preceding sentence of this Section 4(a) remain unpaid, such amounts shall be added to the Liquidation Preference applicable to such share of Series D Preferred Stock (and shall be deemed included in the definition of Liquidation Preference) solely for purposes of determining the PIK Dividend, and (b) any unpaid Current Dividend in arrears shall be added to the Liquidation Preference applicable to such share of Series D Preferred Stock (and shall be deemed included in the definition of Liquidation Preference) solely for purposes of determining the Current Dividend. Dividends in respect of any past Dividend Period that are in arrears may be declared and paid at any time to holders of record on a subsequent Dividend Record Date. Notwithstanding anything else contained herein to the contrary, the PIK Dividend shall be reduced by the amount of any Current Dividend with such Current Dividend first offsetting the current portion of the PIK Dividend and then offsetting any accrued and unpaid portion of the PIK Dividend. In the event that the Current Dividend for a Dividend Period exceeds the sum of the PIK Dividend for such period (determined without regard to the payment of the Current Dividend for such period Dividend Period) and the accrued and unpaid PIK Dividend for all prior Dividend Periods, no PIK Dividend shall accrue or be owed to the holders of Series D Preferred Stock for such Dividend Period.

7.	Section 6(b)(vi) of the Articles Supplementary is hereby amended by replacing it with the following:

The date on which the shares of Series D Preferred Stock are required to be redeemed (i.e., the Final Redemption Date or any other redemption date on which the Corporation no longer has the right to extend such redemption date as a result of a failure to meet the extension requirements set forth in this Section 6(b)) is referred to herein as the “Mandatory Redemption Date.” On the Mandatory Redemption Date, the Corporation shall redeem all of the issued and outstanding Series D Preferred Stock for cash in an amount per share equal to the Redemption Price calculated as of the Mandatory Redemption Date, and such redemption payment shall be made to the holder on the Mandatory Redemption Date in cash. For the avoidance of doubt, failure to redeem all of the outstanding Series D Preferred Stock on the Mandatory Redemption Date shall result in (i) an increase of the Preferred Distribution Rate from the rate per annum then in effect to 14.97% per annum (subject to the occurrence of an Event of Default, in which case, the Preferred Distribution Rate shall be 19.97% per annum), compounded monthly, payable in respect of the Unredeemed Shares, and such increased distribution rate shall take effect with respect to the Unredeemed Shares effective from and after the Mandatory Redemption Date until such time as all of the outstanding Series D Preferred Stock has been redeemed and paid for in full pursuant to this Section 6(b) and (ii) an increase in the Look-Back Rate from 14.47% per annum, compounded monthly, to 19.97% per annum, compounded monthly, and such increased rate shall take effect with respect to the Unredeemed Shares effective as of the Original Issue Date, until such time as all of the outstanding Series D Preferred Stock has been redeemed and paid for in full pursuant to this Section 6(b). If on the Mandatory Redemption Date fewer than

(i) all of the outstanding shares of Series D Preferred Stock and (ii) all shares of other classes or series of Parity Stock required to be redeemed on such date may legally be redeemed, the Corporation shall redeem on the Mandatory Redemption Date such number of shares of Series D Preferred Stock and such number of shares of other classes or series of Parity Stock as may legally be redeemed on such date to the fullest extent permitted by law pro rata (as nearly as may be practicable without creating fractional shares), calculated based on the aggregate Redemption Price payable on the Series D Preferred Stock required to be redeemed on such date pursuant to the terms thereof and the aggregate redemption price payable on the Parity Stock required to be redeemed on such date pursuant to the terms of such Parity Stock; the remainder of the shares of Series D Preferred Stock shall be deemed to be “Unredeemed Shares” and shall be redeemed as soon as practicable thereafter. Such Unredeemed Shares shall continue to accrue preferred cumulative dividends in accordance with the terms hereof up to but excluding the date on which the Corporation pays in full to the holders of such Unredeemed Shares in cash the Redemption Price (re-calculated as of such date).

8.	Section 6(f) of the Articles Supplementary is hereby amended by replacing it with the following:

Redemption Payment. For each share of Series D Preferred Stock which is to be redeemed pursuant to this Section 6, the Corporation shall, on the applicable Redemption Date therefor or, if such Redemption Date is not a Business Day, on the first Business Day thereafter, pay to the holder thereof in full an amount in cash equal to the Redemption Price calculated as of such Redemption Date unless otherwise set forth in the Optional Redemption Notice, to the same account or accounts that the Company pays Current Dividends. Upon payment in full of the Redemption Price in accordance with this Section 6(f), such shares of Series D Preferred Stock shall be deemed to be no longer issued and outstanding. Any shares of Series D Preferred Stock that are required to be redeemed pursuant to this Section 6 and in respect of which the Corporation fails to satisfy its obligation to pay the Redemption Price in full in accordance with this Section 6(f), shall remain issued and outstanding and be deemed to be Unredeemed Shares. Such Unredeemed Shares shall accrue preferred cumulative dividends in accordance with the terms hereof at a Preferred Distribution Rate of 14.97% per annum (subject to the occurrence of an Event of Default, in which case, the Preferred Distribution Rate shall be 19.97% per annum), compounded monthly, up to and excluding the date on which the Corporation satisfies its obligation to pay in full the Redemption Price (re-calculated as of such date). In connection with any redemption of Series D Preferred Stock, each holder of shares of Series D Preferred Stock to be redeemed shall use reasonable efforts to surrender at the time of redemption at the Corporation’s principal office a certificate representing the shares of Series D Preferred Stock such holder is redeeming; provided, however, that the holder’s right to have its shares of Series D Preferred Stock redeemed shall not be contingent upon such holder returning its certificates to the Corporation.

9.	A new Section 34 is hereby added to the Articles Supplementary and reads as follows:

Effect of Amendment. Any calculations required to be made pursuant these Articles Supplementary as amended by the Articles of Amendment filed by the Corporation with the State Department of Assessments and Taxation of Maryland on July 22, 2013 shall be made as if such amendment had been effect on and as of the Original Issue Date.

SECOND: The amendments to the Charter as set forth above do not increase the authorized stock of the Corporation.

THIRD: The amendments to the Charter as set forth above have been duly advised by the Board of Directors and approved by the stockholders of the Corporation entitled to vote thereon as required by law.

FOURTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters of facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 22nd day of July, 2013.

ATTEST:		LANDMARK APARTMENT TRUST OF AMERICA, INC.

/s/ B. Mechelle Lafon		By:	/s/ Stanley J. Olander, Jr. (SEAL)
Name:	B. Mechelle Lafon	Name:	Stanley J. Olander, Jr.
Title:	Secretary	Title:	Chief Executive Officer